Exhibit 3.1

AMENDED AND RESTATED

BYLAWS

OF

DOWDUPONT INC.

Incorporated Under The Laws of Delaware

EFFECTIVE AS OF SEPTEMBER 12, 2017

ARTICLE I

CAPITAL STOCK

1.1	Certificates. Shares of the capital stock of DOWDUPONT INC., (the “Company”) may be certificated or uncertificated in accordance with the General Corporation Law of the State of Delaware; provided, that, commencing on or prior to the date of these Bylaws, the shares of common stock, par value $0.01 per share, of the Company shall be uncertificated, as provided by resolutions adopted by the Board of Directors of the Company (the “Board of Directors” or “Board”). To the extent any certificates are ever issued with respect to any class or series of a class of capital stock of the Company, every holder of stock represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and the Board of Directors, signed in the name of the Company by the Executive Chairman of the Board of Directors (the “Executive Chairman”) or the Chief Executive Officer or an Executive Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company, representing the number of shares registered in certificate form held by such holder. Any or all the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

1.2	Record Ownership. A record of the name and address of the holder of each certificate, the number of shares represented thereby and the date of issue thereof shall be made on the Company’s books. The Company shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as required by the laws of the State of Delaware. If certificated, the certificates of each class or series of a class of stock shall be numbered consecutively.

1.3	Transfer of Record Ownership. Subject to applicable laws, transfers of shares of stock of the Company shall be made on the books of the Company only by direction of the registered holder thereof or such person’s attorney, lawfully constituted in writing, and, if such shares are represented by a certificate, only upon the surrender to the Company or its transfer agent or other designated agent of the certificate representing such shares properly endorsed or accompanied by a properly executed written assignment of the shares evidenced thereby, which certificate shall be canceled before a new certificate or uncertificated shares are issued.

1.4	Lost Certificates. Any person claiming a stock certificate in lieu of one lost, stolen or destroyed shall give the Company an affidavit as to such person’s ownership of the certificate and of the facts which go to prove its loss, theft or destruction. Such person shall also, if required by policies adopted by the Board of Directors, give the Company a bond, in such form as may be approved by the General Counsel or his or her staff, sufficient to indemnify the Company against any claim that may be made against it on account of the alleged loss of the certificate or the issuance of a new certificate or of uncertificated shares.

1.5	Transfer Agents; Registrars; Rules Respecting Certificates. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars. The Board of Directors may make such further rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Company.

1.6	Record Date. The Board of Directors may fix in advance a date, not more than sixty (60) days or less than ten (10) days preceding the date of an annual or special meeting of stockholders and not more than sixty (60) days preceding the date of payment of a dividend or other distribution, allotment of rights or the date when any change, conversion or exchange of capital stock shall go into effect or for the purpose of any other lawful action, as the record date for determination of the stockholders entitled to notice of and to vote at any such meeting and any adjournment thereof, or to receive any such dividend or other distribution or allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to participate in any such other lawful action. Such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of and to vote at such meeting and any adjournment thereof, or to receive such dividend or other distribution or allotment of rights, or to exercise such rights, or to participate in any such other lawful action, as the case may be, notwithstanding any transfer of any stock on the books of the Company after any such record date fixed as aforesaid.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1	Annual Meeting. The annual meeting of stockholders for the election of Directors and the transaction of such other business as may properly be brought before the meeting shall be held annually on a date and at a time and place, within or without Delaware, as determined by the Board of Directors. The Executive Chairman or the Chief Executive Officer each may postpone, reschedule or adjourn any previously scheduled annual meeting of stockholders.

2.2	Special Meetings.

(a)

Purpose. Special meetings of stockholders for any purpose or purposes (i) may be called by the Board of Directors, pursuant to a resolution adopted by a majority of the entire Board of Directors upon motion of a Director, and (ii) shall be called by the Executive Chairman or the Secretary of the Company upon a written request from stockholders satisfying the ownership requirements as set forth in the Certificate of Incorporation that complies with the procedures for calling a special meeting of stockholders as set forth in these Bylaws. Any such request by stockholders shall (A) be delivered to, or mailed to and received by, the Secretary of the Company at the Company’s principal executive offices, (B) be signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting, (C) set forth the purpose or purposes of the meeting and (D) include the information required by Section 2.9 as applicable, and a representation by the stockholder(s) that within five (5) business days after the record date for any such special meeting it will provide such information as of the record date for such special meeting to the extent not previously provided.

(b)	Date, Time and Place. A special meeting, whether called by the Board of Directors or called at the request of stockholders shall be held at such date, time and place, within or without the State of Delaware, as determined by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the request to call the special meeting by one or more stockholders who satisfy the requirements of this Section 2.2 is delivered to or received by the Secretary, unless a later date is required in order to allow the Company to file the information required under Item 8 (or any comparable or successor provision) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if applicable. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if: (i) the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law, or (ii) the Board of Directors has called or calls for an annual meeting of stockholders to be held within ninety (90) days after the request for the special meeting is delivered to or received by the Secretary and the Board of Directors determines in good faith that the business of such annual meeting includes (among any other matters properly brought before the annual meeting) the business specified in the stockholders’ request. A stockholder may revoke a request for a special meeting at any time by written revocation delivered to, or mailed to and received by, the Secretary. If, at any time after receipt by the Secretary of the Company of a proper request for a special meeting of stockholders, there are no longer valid requests from stockholders holding in the aggregate at least the requisite number of shares entitling the stockholders to request the calling of a special meeting, whether because of revoked requests or otherwise, the Board of Directors, in its discretion, may cancel the special meeting (or, if the special meeting has not yet been called, may direct the Executive Chairman or the Secretary of the Company not to call such a meeting).

(c)

Conduct of Meeting. At any such special meeting, only such business may be transacted as is set forth in the notice of special meeting. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders. If none of the stockholders who submitted the request for a special meeting appears or sends a qualified representative to present the nominations proposed to be presented or other business proposed to be conducted at the special meeting, the Company need not present such nominations or other business for a vote at such meeting. The chairman of a special meeting shall determine all matters relating to the conduct of the meeting, including, but not limited to, determining whether any nomination or other item of business has been properly brought before the meeting in accordance with these Bylaws, and if the chairman of the meeting should so determine and declare that any nomination or other item of business has not been properly brought before the special meeting, then such business shall not be transacted at such meeting.

2.3	Notice. Notice (either written or as otherwise permitted by the General Corporation Law of the State of Delaware) of each meeting of stockholders, whether annual or special, stating the date, time, place and, with respect to a special meeting, purpose thereof, shall be distributed (either by the U.S. Postal Service or as otherwise permitted by the General Corporation Law of the State of Delaware) by the Secretary or Assistant Secretary not less than ten (10) days nor more than sixty (60) days before the date of such meeting to every stockholder entitled to vote thereat.

2.4	List of Stockholders. A complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be prepared by the Secretary at least ten (10) days before every meeting of stockholders and shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days before the meeting during ordinary business hours at the principal place of business of the Company. A list of stockholders entitled to vote at the meeting shall be produced and kept at the place of the meeting during the whole time of the meeting and may be examined by any stockholder who is present.

2.5	Quorum. The holders of a majority of the voting power of all of the shares of capital stock of the Company then entitled to vote with respect to any one of the purposes for which the meeting is called, present in person or represented by proxy, shall constitute a quorum, except as otherwise required by the General Corporation Law of the State of Delaware. In the event of a lack of quorum at a meeting, the chairman of the meeting or a majority in interest of the stockholders present in person or represented by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum shall be obtained. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

2.6	Organization. The Executive Chairman, or, in the absence of the Executive Chairman, the Chief Executive Officer, or, in the absence of both, any Executive Vice President, shall preside at meetings of stockholders as chairman of the meeting and shall determine the order of business for such meeting. The Secretary of the Company shall act as secretary at all meetings of stockholders, but in the absence of the Secretary, the chairman of the meeting may appoint a secretary of the meeting. Rules governing the procedures and conduct of meetings of stockholders shall be determined by the chairman of the meeting.

2.7	Voting. Subject to all of the rights of the preferred stock provided for by resolution or resolutions of the Board of Directors pursuant to Article IV of the Certificate of Incorporation or by the General Corporation Law of the State of Delaware, each stockholder entitled to vote at a meeting shall be entitled to one vote, in person or by proxy (either written or as otherwise permitted by the General Corporation Law of the State of Delaware), for each voting share held of record by such stockholder. The votes for the election of Directors and, upon the demand of any stockholder the vote upon any matter before the meeting, shall be by written ballot. Except as otherwise required by the General Corporation Law of the State of Delaware or as specifically provided for in the Certificate of Incorporation or these Bylaws, in any question or matter brought before any meeting of stockholders (other than the election of Directors), the affirmative vote of the holders of voting shares present in person or by proxy representing a plurality of the votes actually cast on any such question or matter at a meeting where there is a quorum shall be the act of the stockholders. Directors shall be elected by the vote of a majority of the votes cast at a meeting where there is a quorum; except that, notwithstanding the foregoing, Directors shall be elected by a plurality of the votes cast at a meeting where there is a quorum if as of the record date for such meeting the number of nominees exceeds the number of Directors to be elected. For purposes of the foregoing sentence, a majority of the votes cast means that the number of shares voted “for” a Director nominee must exceed the number of shares voted “against” that Director nominee.

2.8	Inspectors of Election. In advance of any meeting of stockholders, the Board of Directors or the chairman of the meeting shall appoint one or more inspectors to act at the meeting and make a written report thereof. The chairman of the meeting may designate one or more persons as alternate inspectors to replace any inspector who fails or is unable to act. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. At each meeting of stockholders, the inspector(s) shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s), and certify the inspectors’ determination of the number of shares represented at the meeting and the count of all votes and ballots. The inspector(s) may appoint or retain other persons or entities to assist the inspector(s) in the performance of the duties of the inspector(s). Any report or certificate made by the inspector(s) shall be prima facie evidence of the facts stated therein.

2.9	Notification of Stockholder Nominations and Other Business.

(a)	Annual Meeting.

(i)

Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only (A) by or at the direction of the Board of Directors, (B) by any stockholder of the Company who is a stockholder of record at the time the notice provided for in this Section 2.9 is delivered to, or mailed to and received by, the Secretary of the Company, who is entitled to vote at such annual meeting and who complies with the notice procedures and disclosure requirements set forth in this Section 2.9, or (C) in the case of stockholder nominations to be included in the Company’s proxy statement for an annual meeting of stockholders, by an Eligible Stockholder (as defined below) who satisfies the notice, ownership and other requirements of Section 2.10 of these Bylaws.

(ii)	For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (B) of Section 2.9(a)(i), such stockholder must have given timely written notice thereof in proper form to the Secretary of the Company and such proposed business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Company: not later than the close of business on the ninetieth (90th) day or earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date on which the Company first distributed its proxy materials for the prior year’s annual meeting of stockholders of the Company; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after the first anniversary of the prior year’s annual meeting, notice by the stockholder in order to be timely must be so delivered, or so mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the date on which public disclosure (as defined below) of the date of the annual meeting is first made by the Company. In no event shall the public disclosure of an adjournment or postponement of an annual meeting commence a new time period (or extend any notice time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth:

(A)	as to each person, if any, whom such stockholder proposes to nominate for election or re-election as a Director: (1) all information relating to such person that would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a Director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (2) the written consent of the nominee to being named in the proxy statement as a nominee and to serving as a Director if elected and a representation by the nominee to the effect that, if elected, the nominee will agree to and abide by all policies of the Board of Directors as may be in place at any time and from time to time, and (3) any information that such person would be required to disclose pursuant to paragraph (ii)(D) of this Section 2.9, if such person were a stockholder purporting to make a nomination or propose business pursuant thereto;

(B)	as to any other business that such stockholder proposes to bring before the meeting: (1) a brief description of the proposed business desired to be brought before the meeting, (2) the text of the proposal or proposed business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Company, the language of the proposed amendment), (3) the reasons for conducting such business at the meeting, (4) any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed, (5) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (6) a description of all agreements, arrangements, or understandings between or among such stockholder, or any affiliates or associates of such stockholder, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder or any affiliates or associates of such stockholder, in such business, including any anticipated benefit therefrom to such stockholder, or any affiliates or associates of such stockholder and (7) the information required by Section 2.9(a)(ii)(A) above;

(C)

as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed: (1) the name and address of such stockholder, as they appear on the Company’s books, and the name and address of such beneficial owner, if any, on whose behalf the nomination is made, (2) the class and number of shares of capital stock of the Company which are owned (beneficially and of record) by such stockholder and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of such stockholder’ notice, and such beneficial owner as of the date of the notice, (3) a written representation that such stockholder is the holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination or other business, (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such stockholder’s notice by, or on behalf of, such stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such stockholder or any of its affiliates or associates with respect to shares of stock of the Company, (5) a representation that such stockholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (6) a representation whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve the election of the nominee and/or otherwise to solicit proxies from stockholders in support of such election and (7) and, with respect to (2), (4) and (5) above, a representation that such stockholder will promptly notify the Company in writing of the same as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

(D)

as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or the other business is proposed, as to such beneficial owner: (1) the class and number of shares of capital stock of the Company which are beneficially owned (as defined below) by such stockholder or beneficial owner as of the date of the notice, and a representation that such stockholder shall notify the Company in writing within five (5) business days after the record date for such meeting of the class and number of shares of capital stock of the Company beneficially owned by such stockholder or beneficial owner as of the record date for the meeting, (2) a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder or beneficial owner and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner) and a representation that the stockholder shall notify the Company in writing within five (5) business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, and (3) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of the Company’s capital stock, or maintain, increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of stock of the Company, and a representation that the stockholder shall notify the Company in writing within five (5) business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting.

(iii)	The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Director of the Company, including information relevant to a determination whether such proposed nominee can be considered an independent Director or that could be material to a reasonable stockholders’ understanding of the independence, or lack thereof.

(iv)	This Section 2.9(a) shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Company of his or her intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such meeting.

(b)

Special Meeting. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders called by the Board of Directors at which Directors are to be elected pursuant to the Company’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any stockholder of the Company who is a stockholder of record at the time the notice provided for in this Section 2.9(b) is delivered to, or mailed to and received by, the Secretary of the Company and at the time of the special meeting, who is entitled to vote at the special meeting and upon such election, and who complies with the notice procedures set forth in this Section 2.9 as to such nomination. In the event the Board of Directors calls a special meeting of stockholders for the purpose of electing one or more Directors to the Board of Directors, any such stockholder entitled to vote in such election of Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the notice required by Section 2.9(a)(ii) shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Company not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)	General.

(i)	Only such persons who are nominated in accordance with the procedures set forth in this Section 2.9 or Section 2.10 shall be eligible to be elected at any meeting of stockholders of the Company to serve as Directors and only such other business shall be conducted at a meeting of stockholders as shall have been properly brought before the meeting in accordance with the procedures set forth in this Section 2.9 or Section 2.10, as applicable. The chairman of the special meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.9. If any proposed nomination or other business was not made or proposed in compliance with this Section 2.9 or Section 2.10, applicable, then except as otherwise provided by law, the chairman of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.9, unless otherwise required by law, if the stockholder does not provide the information required under clause (2) of Section 2.9(a)(ii)(C) and clauses (1)-(3) of Section 2.9(a)(ii)(D) to the Company within five (5) business days following the record date for an annual or special meeting of stockholders, or if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Company to present a nomination or proposed other business, such nomination shall be disregarded and such proposed other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Section 2.9, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Company prior to the making of such nomination or proposal at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(ii)

For purposes of this Section 2.9, “public disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or any document publicly filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

For purposes of clause (1) of Section 2.9(a)(ii)(D), shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both), (B) the right to vote such shares, alone or in concert with others and/or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.

2.10 Proxy Access for Director Nominations.

(a)	Eligibility. Subject to the terms and conditions of these Bylaws, in connection with an annual meeting of stockholders at which Directors are to be elected, the Company (a) shall include in its proxy statement and on its form of proxy the names of, and (b) shall include in its proxy statement the “Additional Information” (as defined below) relating to, a number of nominees specified pursuant to Section 2.10(b)(i) (the “Authorized Number”) for election to the Board of Directors submitted pursuant to this Section 2.10 (each, a “Stockholder Nominee”), if:

(i)	the Stockholder Nominee satisfies the eligibility requirements in this Section 2.10;

(ii)	the Stockholder Nominee is identified in a timely notice (the “Stockholder Notice”) that satisfies this Section 2.10 and is delivered by a stockholder that qualifies as, or is acting on behalf of, an Eligible Stockholder (as defined below);

(iii)	the Eligible Stockholder satisfies the requirements in this Section 2.10 and expressly elects at the time of the delivery of the Stockholder Notice to have the Stockholder Nominee included in the Company’s proxy materials; and

(iv)	the additional requirements of these Bylaws are met.

(b)	Definitions.

(i)

The maximum number of Stockholder Nominees appearing in the Company’s proxy materials with respect to an annual meeting of stockholders (the “Authorized Number”) shall not exceed the greater of (x) two or (y) twenty percent (20%) of the number of Directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 2.10 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number (rounding down) below twenty percent (20%); provided that the Authorized Number shall be reduced by any nominees who were previously elected to the Board as Stockholder Nominees at any of the preceding two annual meetings and who are nominated for election at the annual meeting by the Board as a Board nominee. In the event that one or more vacancies for any reason occurs after the date of the Stockholder Notice but before the annual meeting and the Board resolves to reduce the size of the Board in connection therewith, the Authorized Number shall be calculated based on the number of Directors in office as so reduced.

(ii)	To qualify as an “Eligible Stockholder,” a stockholder or a group as described in this Section 2.10 must:

(A)	Own and have Owned (as defined below), continuously for at least three years as of the date of the Stockholder Notice, a number of shares (as adjusted to account for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of shares of the Company that are entitled to vote generally in the election of Directors) that represents at least three percent (3%) of the outstanding shares of the Company that are entitled to vote generally in the election of Directors as of the date of the Stockholder Notice (the “Required Shares”), and

(B)	thereafter continue to Own the Required Shares through such annual meeting of stockholders.

For purposes of satisfying the ownership requirements of this Section 2.10(b)(ii), a group of not more than twenty (20) stockholders and/or beneficial owners may aggregate the number of shares of the Company that are entitled to vote generally in the election of Directors that each group member has individually Owned continuously for at least three (3) years as of the date of the Stockholder Notice if all other requirements and obligations for an Eligible Stockholder set forth in this Section 2.10 are satisfied by and as to each stockholder or beneficial owner comprising the group whose shares are aggregated. No shares may be attributed to more than one Eligible Stockholder, and no stockholder or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as or constitute more than one Eligible Stockholder under this Section 2.10. A group of any two or more funds shall be treated as only one stockholder or beneficial owner for this purpose if they are (A) under common management and investment control OR (B) under common management and funded primarily by a single employer OR (C) part of a family of funds, meaning a group of publicly offered investment companies (whether organized in the U.S. or outside the U.S.) that hold themselves out to investors as related companies for purposes of investment and investor services. For purposes of this Section 2.10, the term “affiliate” or “affiliates” shall have the meanings ascribed thereto under the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(iii)	For purposes of this Section 2.10:

(A)	A stockholder or beneficial owner is deemed to “Own” only those outstanding shares of the Company that are entitled to vote generally in the election of Directors as to which the person possesses both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, except that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares (a) sold by such person in any transaction that has not been settled or closed, (b) borrowed by the person for any purposes or purchased by the person pursuant to an agreement to resell, or (c) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by the person, whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Company that are entitled to vote generally in the election of Directors, if the instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of the shares, and/or (y) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of the shares by the person. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a stockholder or beneficial owner, have correlative meanings. For purposes of clauses (a) through (c), the term “person” includes its affiliates.

(B)	A stockholder or beneficial owner “Owns” shares held in the name of a nominee or other intermediary so long as the person retains both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in the shares. The person’s Ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the stockholder.

(C)	A stockholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned the shares if the person has the power to recall the loaned shares on not more than five (5) business days’ notice.

(iv)	For purposes of this Section 2.10, the “Additional Information” referred to in Section 2.10(a) that the Company will include in its proxy statement is:

(A)	the information set forth in the Schedule 14N provided with the Stockholder Notice concerning each Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Company’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder; and

(B)	if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed five hundred words, in support of its Stockholder Nominee(s), which must be provided at the same time as the Stockholder Notice for inclusion in the Company’s proxy statement for the annual meeting (the “Statement”).

Notwithstanding anything to the contrary contained in this Section 2.10, the Company may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 2.10 shall limit the Company’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.

(c)	Stockholder Notice and Other Informational Requirements.

(i)	The Stockholder Notice shall set forth all information, representations and agreements required under Section 2.9(a)(ii) above, including the information required with respect to (i) any nominee for election as a Director, (ii) any stockholder giving notice of an intent to nominate a candidate for election, and (iii) any stockholder, beneficial owner or other person on whose behalf the nomination is made under this Section 2.10. In addition, such Stockholder Notice shall include:

(A)	a copy of the Schedule 14N that has been or concurrently is filed with the SEC under the Exchange Act;

(B)	a written statement of the Eligible Stockholder (and in the case of a group, the written statement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder), which statement(s) shall also be included in the Schedule 14N filed with the SEC, setting forth and certifying to the number of shares of the Company entitled to vote generally in the election of Directors that the Eligible Stockholder Owns and has Owned (as defined in Section 2.10(b)(iii) of these Bylaws) continuously for at least three years as of the date of the Stockholder Notice, and agreeing to continue to Own such shares through the annual meeting;

(C)	the written agreement of the Eligible Stockholder (and in the case of a group, the written agreement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Company, setting forth the following additional agreements, representations; and warranties:

(1)	it shall provide (a) within five business days after the date of the Stockholder Notice, one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Stockholder Owns, and has Owned continuously in compliance with this Section 2.10, (b) within five business days after the record date for the annual meeting both the information required under Section 2.9(a)(ii)(C) and Section 2.9(a)(ii)(D) and notification in writing verifying the Eligible Stockholder’s continuous Ownership of the Required Shares, in each case, as of such date, and (c) immediate notice to the Company if the Eligible Stockholder ceases to own any of the Required Shares prior to the annual meeting;

(2)	it (a) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Company, and does not presently have this intent, (b) has not nominated and shall not nominate for election to the Board at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.10, (c) has not engaged and shall not engage in, and has not been and shall not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a Director at the annual meeting other than its Stockholder Nominee(s) or any nominee(s) of the Board, and (d) shall not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Company; and

(3)

it will (a) assume all liability stemming from any legal or     regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Company or out of the information that the Eligible Stockholder provided to the Company, (b) indemnify and hold harmless the Company and each of its Directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its Directors, officers or employees arising out of the Eligible Stockholder’s communications with the stockholders of the Company or out of the information that the Eligible

Stockholder provided to the Company, (c) comply with all laws, rules, regulations and listing standards applicable to its nomination or any solicitation in connection with the annual meeting, (d) file with the SEC any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the Company’s annual meeting of stockholders, one or more of the Company’s Directors or Director nominees or any Stockholder Nominee, regardless of whether the filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for the materials under Exchange Act Regulation 14A, and (e) at the request of the Company, promptly, but in any event within five business days after such request (or by the day prior to the day of the annual meeting, if earlier), provide to the Company such additional information as reasonably requested by the Company; and

(D)	in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination, and the written agreement, representation, and warranty of the Eligible Stockholder that it shall provide, within five business days after the date of the Stockholder Notice, documentation reasonably satisfactory to the Company demonstrating that the number of stockholders and/or beneficial owners within such group does not exceed twenty, including whether a group of funds qualifies as one stockholder or beneficial owner within the meaning of Section 2.10(b)(ii).

All information provided pursuant to this Section 2.10(c)(i) shall be deemed part of the Stockholder Notice for purposes of this Section 2.10.

(ii)

To be timely under this Section 2.10, the Stockholder Notice must be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Company not later than the close of business on the one hundred twentieth (120th) day or earlier than the close of business on the one hundred fiftieth (150th) day prior to the anniversary date on which the Company first distributed its definitive proxy materials for the prior year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after the first anniversary of the prior year’s annual meeting, notice by the stockholder in order to be timely, must be so delivered, or so mailed and received, not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting or the tenth (10th) day following the date on which public disclosure (as defined in Section 2.9(c)(ii) above)

of the date of the annual meeting is first made by the Company. In no event shall the public disclosure of an adjournment or a postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Stockholder Notice as described above.

(iii)	Within the time period for delivery of the Stockholder Notice, a written representation and agreement of each Stockholder Nominee shall be delivered to the Secretary of the Company at the principal executive offices of the Company, which shall be signed by each Stockholder Nominee and shall represent and agree (A) as to the matters set forth in Section 2.9(a)(ii)(A), and (B) that such Stockholder Nominee consents to being named in the Company’s proxy statement and form of proxy as a nominee and to serving as a Director if elected. At the request of the Company, the Stockholder Nominee must promptly, but in any event within five (5) business days after such request, submit all completed and signed questionnaires required of the Company’s nominees and provide to the Company such other information as it may reasonably request. The Company may request such additional information as necessary to permit the Board to determine if each Stockholder Nominee satisfies the requirements of this Section 2.10.

(iv)	In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the Company or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Company’s right to omit a Stockholder Nominee from its proxy materials as provided in this Section 2.10.

(d)	Proxy Access Procedures.

(i)	Notwithstanding anything to the contrary contained in this Section 2.10, the Company may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee shall occur, notwithstanding that proxies in respect of such vote may have been received by the Company, if:

(A)	the Eligible Stockholder or Stockholder Nominee breaches any of its agreements, representations or warranties set forth in the Stockholder Notice or otherwise submitted pursuant to this Section 2.10, any of the information in the Stockholder Notice or otherwise submitted pursuant to this Section 2.10 was not, when provided, true, correct and complete, or the Eligible Stockholder or applicable Stockholder Nominee otherwise fails to comply with its obligations pursuant to these Bylaws, including, but not limited to, its obligations under this Section 2.10;

(B)	the Stockholder Nominee (1) is not independent under any applicable listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Company’s Directors, (2) is or has been, within the past three years, an officer or Director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (3) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten years or (4) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(C)	the Company has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board pursuant to the advance notice requirements for stockholder nominees for Director in Section 2.9(a); or

(D)	the election of the Stockholder Nominee to the Board would cause the Company to violate the Certificate of Incorporation of the Company, these Bylaws, or any applicable law, rule, regulation or listing standard.

(ii)

An Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Company’s proxy materials pursuant to this Section 2.10 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Company’s proxy materials and include such assigned rank in its Stockholder Notice submitted to the Company. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.10 exceeds the Authorized Number, the Stockholder Nominees to be included in the Company’s proxy materials shall be determined in accordance with the following provisions: one Stockholder Nominee who satisfies the eligibility requirements in this Section 2.10 shall be selected from each Eligible Stockholder for inclusion in the Company’s proxy materials until the Authorized Number is reached, going in order of the amount (largest to smallest) of shares of the Company each Eligible Stockholder disclosed as Owned in its Stockholder

Notice submitted to the Company and going in the order of the rank (highest to lowest) assigned to each Stockholder Nominee by such Eligible Stockholder. If the Authorized Number is not reached after one Stockholder Nominee who satisfies the eligibility requirements in this Section 2.10 has been selected from each Eligible Stockholder, this selection process shall continue as many times as necessary, following the same order each time, until the Authorized Number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 2.10 thereafter is nominated by the Board, thereafter is not included in the Company’s proxy materials or thereafter is not submitted for Director election for any reason (including the Eligible Stockholder’s or Stockholder Nominee’s failure to comply with this Section 2.10), no other nominee or nominees shall be included in the Company’s proxy materials or otherwise submitted for election as a Director at the applicable annual meeting in substitution for such Stockholder Nominee.

(iii)	Any Stockholder Nominee who is included in the Company’s proxy materials for a particular annual meeting of stockholders but withdraws from or becomes ineligible or unavailable for election at the annual meeting for any reason, including for the failure to comply with any provision of these Bylaws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice) shall be ineligible to be a Stockholder Nominee pursuant to this Section 2.10 for the next two annual meetings.

(iv)	Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law or otherwise determined by the chairman of the meeting or the Board, if the stockholder delivering the Stockholder Notice (or a qualified representative of the stockholder, as defined in Section 2.9(c)(i)) does not appear at the annual meeting of stockholders of the Company to present its Stockholder Nominee or Stockholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Stockholder Nominee or Stockholder Nominees may have been received by the Company.

(v)

The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.10 and to make any and all determinations necessary or advisable to apply this Section 2.10 to any persons, facts or circumstances, including, without limitation, the power to determine (1) whether one or more stockholders or beneficial owners qualifies as an Eligible Stockholder, (2) whether a Stockholder Notice complies with this Section 2.10 and has otherwise met the requirements of this Section 2.10, (3) whether a Stockholder Nominee satisfies the qualifications and requirements in this Section 2.10, and (4) whether any and all requirements of this Section 2.10 (or any applicable requirements of Section 2.9) have been satisfied. Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be binding on all persons, including, without limitation, the Company and its stockholders (including, without limitation, any beneficial owners).

(vi)	This Section 2.10 shall be the exclusive method for stockholders to include Director nominees for election in the Company’s proxy materials.

ARTICLE III

BOARD OF DIRECTORS

3.1	Number and Qualifications. The business and affairs of the Company shall be managed by or under the direction of its Board of Directors. The number of Directors constituting the entire Board of Directors shall be not less than six (6) nor more than twenty-one (21), as fixed from time to time exclusively by resolution of a majority of the entire Board of Directors. As used in these Bylaws, the term “entire Board of Directors” means the total authorized number of Directors that the Company would have if there were no vacancies.

3.2	Term. Subject to any rights of holders of preferred stock to elect directors, each director shall hold office until the next annual meeting for the election of directors and until the director’s successor is duly elected and qualified.

3.3	Resignation. A Director may resign at any time by giving written notice to the Executive Chairman, to the Chief Executive Officer or the Secretary. Unless otherwise stated in such notice of resignation, the acceptance thereof shall not be necessary to make it effective; and such resignation shall take effect at the time or upon the happening of an event specified therein or, in the absence of such specification, it shall take effect upon the receipt thereof.

3.4	Vacancies. Subject to the provisions of the Certificate of Incorporation, the fourth sentence of Section 9.2 of these Bylaws and the rights of the holders of any class or series of preferred stock to elect directors, any vacancies on the Board of Directors for any reason, including from the death, resignation, disqualification or removal of any director, and any newly created directorships resulting by reason of any increase in the number of directors shall be filled exclusively by the Board of Directors, acting by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. Any directors elected to fill a vacancy shall hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

3.5	Regular Meetings. Regular meetings of the Board of Directors may be held without further notice on such date and at such time and place as shall from time to time be determined by the Board of Directors. A meeting of the Board of Directors for the election of officers and the transaction of such other business as may come before it may be held without notice immediately following the annual meeting of stockholders.

3.6	Special Meetings. Special meetings of the Board of Directors may be called by the Executive Chairman or the Chief Executive Officer or at the request in writing or by the affirmative vote of a majority of the Directors then in office.

3.7	Notice of Special Meetings. Notice of the time and place of each special meeting shall be mailed to each Director at least two (2) days before the meeting at his or her residence or usual place of business, or telegraphed, telecopied or electronically transmitted or delivered personally or by telephone to such Director at least one day before the meeting but such notice may be waived by such Director. The notice need not state the purposes of the special meeting and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

3.8	Place of Meetings. The Directors may hold their meetings and have an office or offices within or outside of Delaware as the Board of Directors may from time to time determine.

3.9	Participation in Meetings by Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

3.10	Quorum. A majority of the total number of Directors then holding office shall constitute a quorum. In the event of lack of a quorum, a majority of the Directors present may adjourn the meeting from time to time without notice, other than announcement at the meeting, until a quorum shall be obtained.

3.11	Organization. The Executive Chairman, or, in the absence of the Executive Chairman, the Chief Executive Officer, or, in the absence of both, a member of the Board selected by the members present, shall preside at meetings of the Board. The Secretary or an Assistant Secretary of the Company shall act as secretary, but in the absence of the Secretary or an Assistant Secretary, the presiding officer may appoint a secretary.

3.12	Compensation of Directors. Directors shall receive such compensation for their services on the Board of Directors and any committee thereof and such reimbursement for their expenses of attending meetings of the Board of Directors and any committee thereof as the Board of Directors may determine from time to time.

3.13	Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.14	Interested Transactions. No contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of the Company’s directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

ARTICLE IV

COMMITTEES OF THE BOARD

4.1

Creation and Organization. The standing committees of the Board of Directors shall be an Audit Committee; a Compensation Committee; a Corporate Governance Committee; and an Environment, Health, Safety and Technology Committee, having the respective powers and duties assigned to each in this Article IV and any other powers and duties assigned to such committee by resolution passed by a majority of the entire Board of Directors from time to time. Except as specified herein, each such standing committee shall consist of one or more Directors and such other ex officio members as the Board of Directors shall from time to time determine. The chairman of each standing committee shall be one or more of such committee’s members who shall be designated as that committee’s chairman by a majority vote of the entire Board of Directors. Members of each standing committee shall be elected by a majority vote of the entire Board of Directors. Vacancies in any standing committee shall be filled by a majority vote of the entire Board of Directors. The Board of Directors may appoint management employees of the Company or its subsidiaries to be ex officio members of any standing committee. Ex officio members of standing committees shall be entitled to be present at all meetings of their respective committees and to participate in committee discussions, but shall not be entitled to vote or be counted for quorum purposes. Each standing committee may also establish subcommittees thereof, with such power and authority assigned to such subcommittee as may be provided for in the charter establishing such subcommittee. Each standing committee and subcommittee shall fix its own rules of procedure and shall meet where and as provided by such rules, but the presence of a majority of its members shall be necessary to constitute a quorum. The Board of Directors may from time to time designate one or more additional committees or special committees with such powers and such members as it may designate in a resolution or resolutions adopted by a majority of the entire Board of Directors.

4.2	Audit Committee. The Audit Committee shall have the sole authority to appoint or replace the Company’s independent auditors, subject to shareholder ratification at each annual meeting. The Audit Committee shall assist the Board in monitoring:

(a)	the integrity of the financial statements of the Company;

(b)	the independent auditor’s qualifications, independence and performance;

(c)	the performance of the Company’s internal controls and audit function; and

(d)	the application of the Company’s accounting principles;

(e)	the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Commission to be included in the Company’s annual meeting proxy statement.

4.3	Compensation Committee. The Compensation Committee shall discharge the Board’s responsibilities relating to the total compensation of the Company’s Executive Chairman and Chief Executive Officer as well as all other senior executives in a manner consistent with and in support of the business objectives of the Company, competitive practice, and all applicable rules and regulations.

4.4	Corporate Governance Committee. The Corporate Governance Committee shall consider and report periodically to the Board of Directors on all matters relating to the selection, qualification, and compensation of members of the Board and candidates nominated to the Board, as well as any other matters relating to the duties of the members of the Board. The Corporate Governance Committee shall act as a nominating committee with respect to candidates for Directors and will make recommendations to the full Board concerning the size of the Board and structure of committees of the Board. The Corporate Governance Committee shall also assist the Board with oversight of corporate governance matters.

4.5	Environment, Health, Safety and Technology Committee. The Environment, Health, Safety and Technology Committee shall have:

(a)	the authority and responsibility to assess current aspects of the Company’s environment, health and safety policies and performance and to make recommendations to the Board of Directors and the management of the Company with regard to promoting and maintaining superior standards of performance;

(b)

oversight responsibility and shall advise the Board on matters impacting corporate social responsibility and the Company’s public reputation. The Committee’s focus includes the Company’s public policy management, philanthropic contributions, international codes of business conduct, and corporate reputation management. Recognizing that positive perceptions of the Company’s policies and practices are valuable assets, the Committee will monitor these perceptions and will make recommendations to the Board and management to continually enhance the Company’s public standing; and

(c)	oversight responsibility to assess all aspects of the Company’s science and technology capabilities in all phases of its activities in relation to its strategies and plans and to make recommendations to the Board of Directors and the management of the Company to continually enhance the Company’s science and technology capabilities.

4.6	Powers Reserved to the Board. No committee of the Board of Directors shall have the power or authority to:

(a)	approve or adopt, or recommend to stockholders, any action or matter expressly required by the General Corporation Law of the State of Delaware to be submitted to stockholders for approval; or

(b)	adopt, amend, or repeal these Bylaws.

No committee of the Board of Directors shall take any action that is required by these Bylaws, the Certificate of Incorporation or the General Corporation Law of the State of the State of Delaware to be taken by a vote of a specified proportion of the entire Board of Directors.

ARTICLE V

OFFICERS

5.1	Designation. The officers of the Company appointed by the Board of Directors (or in the case of the Executive Chairman and Chief Executive Officer, designated in accordance with Section 9.1) shall be an Executive Chairman, a Chief Executive Officer, a Chief Financial Officer, a General Counsel, and may also include one or more Executive Vice Presidents, one or more Vice Presidents, one or more Chief Operating Officers, a Special Counsellor to the Executive Chairman and General Counsel for the Materials Business, a Secretary, a Treasurer and a Controller. The Board of Directors also may elect or appoint, or provide for the appointment of, and, if delegated to the Chief Executive Officer, the Chief Executive Officer also may elect or appoint, such other officers, assistant officers (including, without limitation, one or more Assistant Treasurers, one or more Assistant Secretaries and one or more Assistant Controllers) and agents as may from time to time appear necessary or advisable in the conduct of the business and affairs of the Company.

5.2	Election and Term. At its first meeting after each annual meeting of stockholders, the Board of Directors shall elect the officers. The term of each officer shall be until the first meeting of the Board of Directors following the next annual meeting of stockholders and until such officer’s successor is chosen and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such person’s earlier death, disqualification or removal.

5.3	Resignation. Any officer may resign at any time by giving written notice to the Executive Chairman, the Chief Executive Officer or the Secretary. Unless otherwise stated in such notice of resignation, the acceptance thereof shall not be necessary to make it effective; and such resignation shall take effect at the time specified therein or, in the absence of such specification, it shall take effect upon the receipt thereof.

5.4	Removal. Except where otherwise expressly provided in a contract authorized by the Board of Directors, any officer elected or appointed by the Board of Directors may be removed at any time with or without cause by the affirmative vote of a majority of the entire Board of Directors.

5.5	Vacancies. Subject to the provisions of Section 9.1, a vacancy in any office for any reason may be filled for the unexpired portion of the term by resolution of the Board of Directors. The Board of Directors may, in its discretion, leave unfilled for such period of time as it may determine, any offices.

5.6	Executive Chairman. The Executive Chairman shall be the chairman of, and report to, the Board of Directors and shall have lead responsibility for chairing the Board of Directors. As an executive officer of the Company, the Executive Chairman shall report to the Board of Directors and shall (i) be jointly responsible for the corporate-wide synergies of the Company, together with the Chief Executive Officer, and in consultation with James R. Fitterling (or his successor), (ii) have responsibility for the agenda and schedule of all meetings of the Board of Directors, in consultation with the Chief Executive Officer and (iii) be primarily responsible for the external representation of the Company with all stakeholders, other than with respect to investor relations matters, which shall be the responsibility of the Chief Executive Officer, and with respect to media relations matters, which shall be the joint responsibility of the Executive Chairman and the Chief Executive Officer. The Executive Chairman shall be directly responsible for (x) the annual strategic plans for the Company’s material science business, consisting of the businesses of The Dow Chemical Company (“Dow”) and E. I. du Pont de Nemours and Company (“DuPont”) set forth on Exhibit 5.6(a) (the “Materials Business”) and (y) the establishment, execution and achieving of synergies at the Materials Business level, in each case with the assistance of the Chief Executive Officer. The Executive Chairman shall also be (a) directly responsible for the establishment, integration and operation of the Materials Business, and (b) jointly responsible, together with the Chief Executive Officer, for evaluating new value-creating opportunities for the Company’s specialty products business, consisting of the businesses of Dow and DuPont set forth on Exhibit 5.6(b) (the “Specialty Business). The Executive Chairman shall have all such other powers and perform such other duties as may be assigned by the Board of Directors from time to time.

5.7

Chief Executive Officer. The Chief Executive Officer shall report to the Board of Directors and shall (i) except as otherwise provided by these Bylaws, be solely responsible for the financial affairs of the Company, including the integration, ongoing operation, and performance of the Company, in consultation with James R. Fitterling (or his successor), (ii) be jointly responsible for the corporate-wide synergies of the Company, together with the Executive Chairman, and in consultation with James R. Fitterling (or his successor), (iii) have shared responsibility with the Executive Chairman for the agenda and schedule of all meetings of the Board of Directors, and (iv) be primarily responsible for all investor relations matters and jointly responsible, together with the Executive Chairman, for media relations matters. The Chief Executive Officer shall be directly responsible for (x) the annual strategic plans for each of the Company’s agricultural business, consisting of the businesses of Dow and DuPont set forth on Exhibit 5.7 (the “AgCo Business”), and the Specialty Business and (y) the establishment, execution and achieving of synergies at each of the AgCo Business level and Specialty Business level, in each case with the assistance of the Executive Chairman. The Chief Executive Officer also shall be (a) directly responsible for the establishment, integration and operation of the each of the AgCo Business and the Specialty Business and (b) jointly responsible, together with the Executive Chairman, for evaluating new value-creating opportunities for the Specialty Business. The Chief Executive Officer shall have such other powers and perform such other duties as may be assigned by the Board of Directors from time to time.

5.8	Executive Vice Presidents. The Executive Vice Presidents shall assist the Executive Chairman and Chief Executive Officer in the management of the business and affairs of the Company and shall perform such other duties as may be assigned by the Executive Chairman or Chief Executive Officer, as applicable, or the Board of Directors.

5.9	Vice Presidents. Each Vice President shall have such powers and perform such duties as may be assigned by the Executive Chairman or Chief Executive Officer, as applicable, or the Board of Directors. The Board of Directors may designate a Financial Vice President and one or more Vice Presidents as Senior Vice Presidents, Group Vice Presidents or Corporate Vice Presidents.

5.10	Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Company and shall have such powers and perform such duties as may be assigned by the Board of Directors or the Executive Chairman or Chief Executive Officer.

5.11	Treasurer. The Treasurer shall have charge of all funds of the Company and shall perform all acts incident to the position of Treasurer, subject to the control of the Board of Directors.

5.12	Assistant Treasurers. Each Assistant Treasurer shall have such powers and perform such duties as may be assigned by the Treasurer or the Board of Directors.

5.13

Secretary. The Secretary or an Assistant Secretary shall keep the minutes and give notices of all meetings of stockholders and Directors and of such committees as directed by the Board of Directors. The Secretary shall have charge of such books and papers as the Board of Directors may require. The Secretary or any Assistant Secretary is authorized to certify copies of extracts from minutes and of documents in the Secretary’s charge, and anyone may rely on such certified copies to the same effect as if such copies were originals and may rely upon any statement of fact concerning the Company certified by the Secretary or any Assistant Secretary. The Secretary shall perform all acts incident to the office of Secretary, subject to the control of the Board of Directors.

5.14	Assistant Secretaries. Each Assistant Secretary shall have such powers and perform such duties as may be assigned by the Secretary or the Board of Directors.

5.15	Controller. The Controller shall be in charge of the accounts of the Company. The Controller shall have such other powers and perform such other duties as may be assigned by the Board of Directors and shall submit such reports and records to the Board of Directors as it may request.

5.16	Assistant Controllers. Each Assistant Controller shall have such powers and perform such duties as may be assigned by the Controller or the Board of Directors.

5.17	General Counsel. The General Counsel shall be in charge of all matters concerning the Company involving litigation or legal counseling. The General Counsel shall have such other powers and perform such other duties as may be assigned by the Board of Directors and shall submit such reports to the Board of Directors as it may request.

5.18	Designation of an Officer as the Chief Operating Officer. The Board of Directors may designate one of the elected officers the chief operating officer of the Company with such powers and duties as may be assigned by the Board of Directors. The Board of Directors may designate, and has initially designated, (a) one of the elected officers as the chief operating officer of the AgCo Business, (b) one of the elected officers as the chief operating officer of the Materials Business and (c) one of the elected officers as the chief operating officer of the Specialties Business.

5.19	Compensation of Officers. The officers of the Company shall receive such compensation for their services as the Compensation Committee may determine.

ARTICLE VI

INDEMNIFICATION

6.1	Mandatory Indemnification. The Company shall indemnify, to the fullest extent permitted by Delaware law, any person who was or is a defendant or is threatened to be made a defendant to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person:

(a)	is or was a Director, officer or employee of the Company;

(b)	is or was a Director, officer or employee of the Company and is or was serving at the request of the Company as a director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise; or

(c)	is or was serving at the request of the Company as a director, trustee, member, member representative or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

6.2	Permitted Indemnification. The Company may indemnify, to the fullest extent permitted by Delaware law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person:

(a)	is or was a Director, officer, employee or agent of the Company; or

(b)	is or was serving at the request of the Company as a director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

6.3

Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by any person who is or was a Director or officer of the Company, or any person who is or was serving at the request of the Company as a director, trustee, member, member representative or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, in defending or investigating a threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Company to the fullest extent permitted by Delaware law in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such person to repay such amount if it ultimately shall be determined that such person is not entitled to be indemnified by the Company as authorized in this Article VI. Such expenses (including attorneys’ fees) incurred by any person who is or was an employee or agent of the Company, or any person who is or was serving at the request of the Company as an employee or agent of another corporation, partnership, limited liability company, joint venture, trust or enterprise may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

6.4	Judicial Determination of Mandatory Indemnification or Mandatory Advancement of Expenses. Any person may apply to any court of competent jurisdiction in the State of Delaware to order indemnification or advancement of expenses to the extent mandated under Sections 6.1 or 6.3 above. The basis of such order of indemnification or advancement of expenses by a court shall be a determination by such court that indemnification of, or advancement of expenses to, such person is proper in the circumstances. Notice of any application for indemnification or advancement of expenses pursuant to this Section 6.4 shall be given to the Company promptly upon the filing of such application. The burden of proving that such person is not entitled to such mandatory indemnification or mandatory advancement of expenses, or that the Company is entitled to recover the mandatory advancement of expenses pursuant to the terms of an undertaking, shall be on the Company. If successful in whole or in part in obtaining an order for mandatory indemnification or mandatory advancement of expenses, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, such person shall also be entitled to be paid all costs (including attorneys’ fees and expenses) in connection therewith.

6.5	Nonexclusivity. The indemnification and advancement of expenses mandated or permitted by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any Bylaw, agreement, contract, vote of stockholders or disinterested Directors, or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise both as to action by the person in an official capacity and as to action in another capacity while holding such office it being the policy of the Company that indemnification of the persons specified in Section 6.1 and Section 6.3 of this Article VI shall be made to the fullest extent permitted by law. The provisions of this Article VI shall not be deemed to preclude the indemnification of any person who is not specified in Section 6.1 or 6.3 of this Article VI, but whom the Company has the power or obligation to indemnify under Delaware law or otherwise.

6.6	Insurance. The Company may, but shall not be obligated to, purchase and maintain insurance at its expense on behalf of any person who is or was a Director, officer, employee or agent of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, trustee, member, member representative, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of the person’s status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VI.

6.7	Definitions. For the purposes of this Article VI references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, trustees, members, member representatives, officers, employees or agents, so that any person who is or was a director, trustee, member, member representative, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. The term “other enterprise” as used in this Article VI shall include employee benefit plans. References to “fines” in this Article VI shall include excise taxes assessed on a person with respect to an employee benefit plan. The phrase “serving at the request of the Company” shall include any service as a director, trustee, member, member representative, officer, employee or agent that imposes duties on, or involves services by, such director, trustee, member, member representative, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries.

6.8	Survival. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall continue as to a person who has ceased to be a Director, officer, employee or agent of the Company, and to a person who has ceased to serve at the request of the Company as a director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, and, in each case, shall inure to the benefit of the heirs, executors and administrators of such person.

6.9	Repeal, Amendment or Modification. Any repeal, amendment or modification of this Article VI shall not affect any rights or obligations then existing between the Company and any person referred to in this Article VI with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon such state of facts.

ARTICLE VII

MISCELLANEOUS

7.1	Seal. The corporate seal shall have inscribed upon it the name of the Company, the year “2015” and the words “Seal” and “Delaware.” The Secretary shall be in charge of the seal and may authorize a duplicate seal to be kept and used by any other officer or person.

7.2	Waiver of Notice. Whenever any notice is required to be given to any stockholder or Director of the Company, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

7.3	Voting of Stock Owned by the Company. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name of and on behalf of the Company by the Executive Chairman, Chief Executive Officer, any Executive Vice President, any Vice President or the General Counsel. Any such officer may, in the name of and on behalf of the Company, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Company may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Company might have exercised and possessed if present. The Board of Directors may from time to time confer like powers upon any other person or persons.

7.4	Forum for Adjudication of Certain Disputes. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Section 7.4 of Article VII. Failure to enforce the foregoing provisions would cause the Company irreparable harm and the Company shall be entitled to equitable relief, including injunction and specific performance, to enforce the foregoing provisions.

7.5	Executive Office. The principal executive office of the Company shall be located in the city of Midland, State of Michigan (which shall be the location of the principal executive offices of Dow) and the city of Wilmington, State of Delaware (which shall be the location of the principal executive offices of DuPont), where, as applicable, the books of account and records shall be kept. The Company also may have offices at such other places, both within and without Delaware, as the Board of Directors from time to time shall determine or the business and affairs of the Company may require.

ARTICLE VIII

AMENDMENT OF BYLAWS

8.1

The Board of Directors is expressly authorized and shall have the power to amend, alter, change, adopt and repeal the Bylaws of the Company at any regular or special meeting of the Board of Directors at which there is a quorum by the affirmative vote of a majority of the total number of directors present at such meeting, or by unanimous written consent. Notwithstanding the foregoing, the provisions of Sections 5.6 and 5.7 and Article IX and this second sentence of Section 8.1 of these Bylaws may only be amended, altered, changed, adopted and repealed by an affirmative vote of at least 66 2/3% of the full Board of Directors. The stockholders also shall have power to amend, alter, change, adopt and repeal the Bylaws of the Company at any annual or special meeting subject to the requirements of these Bylaws and the Certificate of Incorporation by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the Company then entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of capital stock of the Company then entitled to vote shall be required for the stockholders to amend, alter, change, adopt or repeal the provisions of Sections 5.6, Section 5.7, Article IX and this third sentence of Section 8.1 of these Bylaws.

ARTICLE IX

GOVERNANCE PROVISIONS

9.1	Executive Chairman and Chief Executive Officer Positions. Andrew N. Liveris shall serve as the Executive Chairman of the Company and Edward D. Breen shall serve as the Chief Executive Officer of the Company; provided, that in the event either of Mr. Liveris or Mr. Breen is unable or unwilling to serve in such capacity as a result of illness, death, resignation or any other reason, the Continuing Dow Directors (as defined below) shall designate a replacement for Mr. Liveris and the Continuing DuPont Directors (as defined below) shall designate a replacement for Mr. Breen.

9.2	Board Composition. The Board of Directors of the Company shall be comprised of sixteen (16) directors, of which eight (8) shall be former members of the Board of Directors of Dow, including Mr. Liveris and the Independent Lead Director of Dow, chosen by Dow (the “Continuing Dow Directors”) and eight (8) shall be former members of the Board of Directors of DuPont, including Mr. Breen and the Lead Independent Director of DuPont, chosen by DuPont (the “Continuing DuPont Directors”). The Board of Directors shall have two co-lead independent directors, one of whom shall be appointed by Dow and the other shall be appointed by DuPont. The roles and responsibilities of the co-lead independent directors shall be set forth in the Company’s Corporate Governance Guidelines. Any vacancy on the Board of Directors created by the cessation of service of a Continuing Dow Director shall be filled by the affirmative vote of a majority of the remaining Continuing Dow Directors then in office, even if less than a quorum, or by a sole remaining Continuing Dow Director and any vacancy on the Board of Directors created by the cessation of service of a Continuing DuPont Director shall be filled by the affirmative vote of a majority of the remaining Continuing DuPont Directors then in office, even if less than a quorum, or by a sole remaining Continuing DuPont Director. All directors so elected to the Board of Directors by the Continuing Dow Directors shall be considered “Continuing Dow Directors” for purposes of this Article IX and all directors so elected to the Board of Directors by the Continuing DuPont Directors shall be considered “Continuing DuPont Directors” for purposes of this Article IX.

9.3	Businesses of the Company. As soon as reasonably practicable following the closing of the transaction (the “Mergers”) contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017, by and among the Company, Dow, Diamond Merger Sub, Inc., DuPont and Orion Merger Sub, Inc., the Company shall organize and operate the AgCo Business, the Materials Business and the Specialty Business (together with the AgCo Business and Materials Business, the “SpinCos”).

9.4	Advisory Committees. In addition to the standing committees of the Board of Directors set forth in Section 4.1, the committees of the Board of Directors shall include an AgCo Advisory Committee, a Materials Advisory Committee, and a Specialties Advisory Committee (together, the “Advisory Committees”), having the respective powers and duties assigned to each in this Article IX.

(a)	AgCo Advisory Committee.

(i)	The AgCo Advisory Committee shall be comprised of (i) Mr. Liveris, (ii) Mr. Breen, (iii) certain members of the Board of Directors that are Continuing DuPont Directors and (iv) certain individuals who are not directors of the Company but who previously served on the board of directors of DuPont and who will serve in an ex officio capacity. Such ex officio members shall be entitled to be present at all meetings of the AgCo Advisory Committee and to participate in committee discussions, but shall not be entitled to vote or be counted for quorum purposes. The chairman of the AgCo Advisory Committee shall be Mr. Breen. Any vacancy on the AgCo Advisory Committee shall be filled by the affirmative vote of a majority of the remaining AgCo Advisory Committee members then in office, even if less than a quorum, or by a sole remaining AgCo Advisory Committee member.

(ii)	The AgCo Advisory Committee shall have the sole authority to approve any changes to the scope of the AgCo Business by the affirmative vote of a majority of the members of the AgCo Advisory Committee.

(iii)	The AgCo Advisory Committee shall develop a capital structure for the AgCo Business in accordance with the Guiding Principles set forth in Section 9.5, taking into account the input of the Company’s Chief Financial Officer and General Counsel and the General Counsel of the Materials Business, which will be presented to the Board of Directors.

(iv)	The AgCo Advisory Committee shall be responsible for selecting, changing and making permanent the chief executive officer and leadership teams of the AgCo Business; provided, that the Board of Directors may alter the AgCo Advisory Committee’s selections upon the affirmative vote of more than 66 2/3% of the full Board of Directors, provided that the Board of Directors exercise good faith business judgment.

Notwithstanding the foregoing, if there is a disagreement between or among the Advisory Committees regarding any matter addressed by Section 9.5, or any other capital structure matter, and the Advisory Committees cannot resolve such disagreement, the matter will be submitted to a reconciliation committee, consisting of Mr. Breen, Mr. Liveris and both independent co-lead directors of the Board of Directors for resolution before consideration, if necessary, and ultimate resolution by a majority of the Board of Directors.

(b)	Materials Advisory Committee.

(i)	The Materials Advisory Committee shall be comprised of (i) Mr. Liveris, (ii) Mr. Breen, (iii) certain members of the Board of Directors that are Continuing Dow Directors and (iv) certain individuals who are not directors of the Company but who previously served on the board of directors of Dow and who will serve in an ex officio capacity. Such ex officio members shall be entitled to be present at all meetings of the Materials Advisory Committee and to participate in committee discussions, but shall not be entitled to vote or be counted for quorum purposes. The chairman of the Materials Advisory Committee shall be Mr. Liveris. Any vacancy on the Materials Advisory Committee shall be filled by the affirmative vote of a majority of the remaining Materials Advisory Committee members then in office, even if less than a quorum, or by a sole remaining Materials Advisory Committee member.

(ii)	The Materials Advisory Committee shall have the sole authority to approve any changes to the scope of the Materials Business by the affirmative vote of a majority of the members of the Materials Advisory Committee.

(iii)	The Materials Advisory Committee shall develop a capital structure for the Materials Business in accordance with the Guiding Principles set forth in Section 9.5, taking into account the input of the Company’s Chief Financial Officer and General Counsel and the General Counsel of the Materials Business, which will be presented to the Board of Directors.

(iv)	The Materials Advisory Committee shall be responsible for selecting, changing and making permanent the chief executive officer and leadership teams of the Materials Business; provided, that the Board of Directors may alter the Materials Advisory Committee’s selections upon the affirmative vote of more than 66 2/3% of the full Board of Directors, provided that the Board of Directors exercise good faith business judgment.

Notwithstanding the foregoing, if there is a disagreement between or among the Advisory Committees regarding any matter addressed by Section 9.5, or any other capital structure matter, and the Advisory Committees cannot resolve such disagreement, the matter will be submitted to a reconciliation committee, consisting of Mr. Breen, Mr. Liveris and both independent co-lead directors of the Board of Directors for resolution before consideration, if necessary, and ultimate resolution by a majority of the Board of Directors.

(c)	Specialties Advisory Committee.

(i)	The Specialties Advisory Committee shall be comprised of (i) Mr. Liveris, (ii) Mr. Breen and (iii) certain members of the Board of Directors and/or certain individuals who are not directors of the Company (who would serve in an ex officio capacity, and would be entitled to be present at all meetings and to participate in discussions, but shall not be entitled to vote or be counted for quorum purposes), in each case, solely as may be agreed on by Mr. Liveris and Mr. Breen or their respective successors on the Specialties Advisory Committee. The chairman of the Specialties Advisory Committee shall be Mr. Breen. Any vacancy on the Specialties Advisory Committee as a result of (i) Mr. Liveris or any successor to Mr. Liveris on the Specialties Advisory Committee ceasing to serve on the Specialties Advisory Committee shall be filled by the affirmative vote of a majority of the Continuing Dow Directors and (ii) Mr. Breen or any successor to Mr. Breen on the Specialties Advisory Committee ceasing to serve on the Specialties Advisory Committee shall be filled by the affirmative vote of a majority of the Continuing DuPont Directors. All other vacancies on the Specialties Advisory Committee shall be filled by the remaining Specialties Advisory Committee members then in office, even if less than a quorum, or by a sole remaining Specialties Advisory Committee member.

(ii)	The Specialties Advisory Committee shall have the sole authority to approve any changes to the scope of the Specialties Business by the affirmative vote of a majority of the members of the Specialties Advisory Committee.

(iii)	The Specialties Advisory Committee shall develop a capital structure for the Specialties Business in accordance with the Guiding Principles set forth in Section 9.5, taking into account the input of the Company’s Chief Financial Officer and General Counsel and the General Counsel of the Materials Business, which will be presented to the Board of Directors. The Continuing DuPont Directors serving on the Specialties Advisory Committee shall have the authority to determine which Liabilities (as defined in Section 9.5(b)) are allocated to the Specialties Business as between the AgCo Business and the Specialties Business.

(iv)	The Specialties Advisory Committee shall be responsible for selecting, changing and making permanent the chief executive officer and leadership teams of the Specialties Business; provided, that the Board of Directors may alter the Specialties Advisory Committee’s selections upon the affirmative vote of more than 66 2/3% of the full Board of Directors provided, that the Board of Directors exercise good faith business judgment.

Notwithstanding the foregoing, if there is a disagreement between or among the Advisory Committees regarding any matter addressed by Section 9.5, or any other capital structure matter, and the Advisory Committees cannot resolve such disagreement, the matter will be submitted to a reconciliation committee, consisting of Mr. Breen, Mr. Liveris and both independent co-lead directors of the Board of Directors for resolution before consideration, if necessary, and ultimate resolution by a majority of the Board of Directors.

(d)	In the event that the separation of a particular SpinCo is consummated, the Advisory Committee with respect to such SpinCo shall be dissolved and the provisions related to such SpinCo shall be of no further force and effect. The Board may determine to abandon, by a majority vote, the exploration or pursuit of a particular SpinCo; provided, however, that no Advisory Committee shall be dissolved prior to the date that is two years from the Effective Time.

9.5	Guiding Principles. The guiding principles for the capital structure of each SpinCo (the “Guiding Principles”) shall be as follows:

(a)	Dow and DuPont intend that (i) the Materials Business will have credit metrics and a credit profile generally consistent with Dow as of December 11, 2015, (ii) the AgCo Business will have credit metrics and a credit profile generally consistent with DuPont as of December 11, 2015 and (iii) the Specialties Business will have an investment grade credit rating.

(b)	Liabilities, accrued or contingent (“Liabilities”) (other than general Liabilities and corporate indebtedness), will be allocated to each SpinCo at the time of a separation from the Company in the following manner:

(i)	Liabilities primarily associated with a SpinCo would be allocated to such SpinCo upon separation (such businesses for each SpinCo, the “Allocated Businesses”);

(ii)	a proportional share of pension and Other Postemployment Benefits (or OPEB) Liabilities (together with the associated assets) corresponding to the current and former employees of such Spinco’s Allocated Businesses; provided that the Board of Directors may determine by simple majority vote to deviate from such allocation if, and to the extent, necessary to comply with requirements of applicable governmental authorities (e.g., The Pension Benefit Guaranty Corporation (PBGC));

(iii)	in the case of the Materials Business, Liabilities for discontinued and divested businesses and operations of Dow, and for the AgCo Business and Specialties Business, as allocated by the AgCo Advisory Committee and Specialties Advisory Committee between such businesses, Liabilities for discontinued and divested businesses and operations of DuPont; and

(iv)	tax indemnification obligations and expenses customarily allocated to distributed companies in spin-off transactions.

(c)	As to the general Liabilities (not primarily associated with any of the SpinCos) and indebtedness, the guiding balance sheet rule is that the financial structure of each SpinCo must be aligned with the scope of such SpinCo and the business plan for such SpinCo.

9.6	Each Advisory Committee shall provide monthly status reports to the Company’s Board of Directors with respect to its activities in connection with the organization of the AgCo Business, the Specialty Business and the Materials Business.

9.7	The provisions of this Article IX may be modified, amended or repealed, and any Bylaw provision inconsistent with the provisions of this Article IX may be adopted, only by an affirmative vote of at least 66 2/3% of the full Board of Directors. In the event of any inconsistency between any provision of this Article IX and any other provision of these Bylaws, the provisions of this Article IX shall control.

ARTICLE X

ORDER OF INTENDED SEPARATIONS

10.1	DuPont and Dow intend that the first step of the Company’s intended separation process will be the spin-off of the Materials Business SpinCo, assuming such sequencing would allow for the completion of all intended spin-offs (i.e., spin-off of the Materials Business SpinCo and spin-off of either the AgCo Business SpinCo or the Specialty Business SpinCo) within 18 months of closing of the Mergers and would not adversely impact the value of the intended spin-off transactions to the Company’s shareholders.

Exhibit 5.6(a)

Materials Business

1)	Except for the Designated Dow Businesses (as defined on Exhibit 5.6(b)):

a)	Dow Consumer Solutions (including Dow Corning)

b)	Dow Automotive Solutions (reflected in Dow Consumer Solutions)

c)	Dow Infrastructure Solutions (including Dow Corning)

d)	Dow Performance Materials and Chemicals

e)	Dow Performance Plastics

f)	All other businesses of Dow as of December 11, 2015 not specifically set forth above, on Schedule 5.6(b) or Schedule 5.7.

2)	DuPont Performance Materials including the ethylene cracker and Ethylene Copolymers (ECP), but excluding DuPont Performance Polymers

Exhibit 5.6(b)

Specialty Business

1)	DuPont Nutrition and Health (including the businesses acquired from FMC Corporation)

2)	DuPont Industrial Biosciences

3)	DuPont Protection Solutions

4)	DuPont Consulting Solutions

5)	DuPont Electronics & Communications

6)	DuPont Performance Polymers

7)	The following businesses of Dow (the “Designated Dow Businesses”):

a)	From Dow Consumer Solutions:

i)	Dow Electronic Materials

ii)	From Dow Automotive Systems, the Adhesives business and the Fluids portion of the Performance Solutions business

iii)	Dow Pharma and Food Solutions

b)	From Dow Infrastructure Solutions

i)	Dow Energy and Water Solutions, excluding the Oil, Gas and Mining and Dow Solar businesses thereof

ii)	From Dow Building and Construction, the Building Solutions business (including Great StuffTM) and Building & Construction Royalties

c)	The following businesses of Dow Consumer Solutions—Silicones and Dow Infrastructure Solutions—Silicones (formerly Dow Corning):

i)	Dow Corning Medical

ii)	Dow Corning Electronic Materials (Semiconductor Fabrication, Semiconductor Packaging, Consumer & Communication (Display), Compound Semiconductor, Solar, LED Packaging (Display), and Industrial LED)

iii)	Dow Corning Trichlorosilanes

iv)	Dow Corning Molykote

v)	Dow Corning Multibase

d)	Additional business(es) from the Materials Business, to be selected by the affirmative vote of a majority of the entire Board of Directors taking into account the recommendation of the Materials Advisory Committee, with aggregate 2016 adjusted EBITDA of approximately $230 million

Exhibit 5.7

AgCo Business

1)	DuPont Agricultural / Pioneer

2)	Dow AgroSciences

3)	All other businesses of DuPont as of December 11, 2015 not specifically set forth above, on Schedule 5.6(a) or Schedule 5.6(b).